JOHN HANCOCK LIFE INSURANCE COMPANY (U.S.A.)

(“John Hancock USA”)

Flexible Premium Variable Universal Life Insurance Policy with Indexed Accounts

ACCUMULATION VARIABLE UNIVERSAL LIFE 2019

Summary Prospectus dated     , 2021, for New Investors

This summary prospectus summarizes the key features of the policies.

Before you invest you should also review the prospectus for the policies, which contains more information about the policies’ features, benefits, and risks. You can find this document and other information about the Policies online at [                     ]. You can also obtain this information by calling [                     ] or by sending an email request to [                     ].

Additional information about certain investment products, including variable life insurance, has been prepared by the Securities and Exchange Commission’s staff and is available at: Investor.gov.

You may cancel your policy within 10 days of receiving it without paying fees or penalties. In some states, this cancellation period may be longer. Upon cancellation, you will receive either a full refund of the amount you paid with your application or your total policy value. You should review this summary prospectus, or consult with your investment professional, for additional information about the specific cancellation terms that apply.

KEY INFORMATION

Important Information You Should Consider About the Policy

FEES AND EXPENSES		See the prospectus discussion under:

Charges for Early Withdrawals	There are surrender charges assessed if your policy is surrendered or lapses in the first fifteen policy years from the Policy Date. The amount of the charge depends on the age of the insured person and other factors, but the maximum surrender charge is $59.24 per $1000 of Base Face Amount. For example, if the Base Face Amount is $100,000, the highest possible surrender charge would be $5,924.	FEE TABLE Deductions from policy value

Transaction Charges

In addition to surrender charges (if applicable), you may also be charged for the following transactions:

A premium charge will be deducted from each premium paid.

A transfer fee may be deducted upon transfers into or out of a variable investment account after you have made more than 12 such transfers in a year.

FEE TABLE Deductions from premium payments Deductions from policy value

Ongoing Fees and Expenses (annual charges)

In addition to surrender charges and transaction charges, you will also be subject to certain ongoing fees and expenses, including fees and expenses covering the cost of insurance under the policy and the cost of optional benefits under the policy. Some of these fees and expenses are based wholly or in part on the characteristics of the insured person (e.g., age, sex, and underwriting classification). You should view the policy specifications page of your policy for rates applicable to your policy.

You will also bear expenses associated with the underlying portfolios under the policy, as shown in the following table:

FEE TABLE Deductions from policy value Charges at the portfolio level

Total Annual Portfolio Operating Expenses	Minimum	Maximum	APPENDIX

Range of expenses, including management fees, distribution and/or service (12b-1) fees, and other expenses (fn1)	0.41%	2.02%

(fn1)Certain of the portfolios’ advisers or subadvisers have contractually agreed to reimburse or waive certain portfolio level expenses. The minimum and maximum expenses shown do not reflect these contractual expense reimbursements or waivers. If such reimbursements or waivers were reflected, the minimum and maximum expenses would be 0.25% and 1.87%, respectively.

RISKS		See the prospectus discussion under:
Risk of Loss	You can lose money by investing in this policy.	PRINCIPAL RISKS OF INVESTING IN A POLICY

Not a Short-Term Investment	This policy is not a short-term investment and is not appropriate for an investor who needs ready access to cash. The policy is unsuitable as a short-term savings vehicle because of the substantial policy-level charges.	Early Surrender or Withdrawal Risk

Risks Associated with Investment Options	An investment in this policy is subject to the risk of poor performance and can vary depending on the performance of the variable and general account allocation options available under the policy. Each such option (including the fixed account and indexed accounts) will have its own unique risks, and you should review these options before making an allocation decision.	Investment Risk Risks Associated with Indexed Accounts

Insurance Company Risks	Your investment in the policy is subject to risks related to John Hancock USA, including that the obligations (including under the fixed and indexed account options), guarantees, or benefits are subject to the claims-paying ability of John Hancock USA. Information about John Hancock USA, including its financial strength ratings, is available upon request from your John Hancock USA representative.	Depositor Registrant

Policy Lapse	Unless the No-Lapse Guarantee is in effect, this policy will go into default if at the beginning of any policy month the policy’s net cash surrender value would be zero or below after deducting the monthly deductions then due. This can happen as a result of insufficient premium payments, poor performance of the variable or general account options you have chosen, withdrawals, or unpaid loans or loan interest. If a default is not cured within a 61-day grace period, your policy will lapse without value, and no death benefit or other benefits will be payable. You can apply to reinstate a policy that has gone into default, subject to conditions including payment of a specified amount of additional premiums.	No Lapse Guarantee Lapse and Reinstatement

RESTRICTIONS	See the prospectus discussion under:
Investments

There are restrictions that may limit the variable account investment options and general account options that you may choose, as well as limitations on the transfer of policy value among those options.

In particular, your allocation options will be affected if you elect to take a loan or receive benefits under certain optional benefit riders.

Among other things, the policy allows us to eliminate the shares of a portfolio or substitute shares of another new or existing portfolio, subject to applicable legal requirements.

Limitations on transfers to or from a variable investment account

Limitations on transfers out of the fixed account

Effect of Loans on Cash Value and Death Benefit

Long-Term Care Rider, Long-Term Care Rider 2018, and Overloan Protection Rider

Portfolios and The Indexed Accounts

Optional Benefits	There are restrictions and limitations relating to optional benefits, as well as conditions under which an optional benefit may be modified or terminated by us. Withdrawals that exceed limits specified by the terms of an optional benefit may affect the availability of the benefit by reducing the benefit by an amount greater that the value withdrawn, and/or could terminate the benefit.	Return of Premium Death Benefit Rider Overloan Protection Rider More About Certain Optional Benefits

TAXES		See the prospectus discussion under:
Tax Implications	You should consult with a tax professional to determine the tax implications of an investment in and payments received under the policy. There is no additional tax benefit to you if the policy is purchased through a tax-qualified plan or an individual retirement account (IRA). If we pay out any amount of your policy value upon surrender or partial withdrawal, all or part of that distribution would generally be treated as a return of the premiums you’ve paid and not subjected to income tax, with any portion not treated as a return of your premiums includible in your income.	Tax Consequences of Owning a Policy

CONFLICTS OF INTEREST		See the prospectus discussion under:
Investment Professional Compensation	Some investment professionals may receive compensation for selling the policy by means of various compensation and revenue sharing arrangements. An investment professional may have a financial incentive to offer or recommend this policy over another investment.	Commissions Paid to Dealers

Exchanges	Some investment professionals may have a financial incentive to offer you a new policy in place of the one you already own, and you should only exchange your policy if you determine, after comparing the features, fees, and risks of both policies, that it is preferable for you to purchase the new policy rather than continue to own the existing policy.	Commissions Paid to Dealers

OVERVIEW OF THE POLICY

Purpose

The purpose of the policy is to provide lifetime protection against economic loss due to the death of the insured person, to help you accumulate assets through an investment portfolio, and to provide or supplement your retirement income. Fees, expenses and tax implications can make variable life insurance unsuitable as a short-term savings vehicle.

Premiums

We call the investments you make in the policy “premiums” or “premium payments.” The Minimum Initial Premium is set forth in your policy specifications. After the payment of the initial premium, premiums may be paid at any time and in any amount until the insured person’s attained age 121, subject to the need to pay enough premium to keep the policy in force, and to limitations on maximum premium amount.

Federal tax law limits the amount of premium payments you can make relative to the amount of your policy’s insurance coverage. We will not knowingly accept any amount by which a premium payment exceeds this limit. In addition, in order to limit our investment risk exposure under certain market conditions, we may refuse to accept additional premium payments.

From each premium payment you make, we deduct the applicable premium charges identified in the FEE TABLE. We invest the rest (the “net premium”) in the variable investment accounts, the indexed accounts or any fixed account you’ve elected.

The policy offers a number of variable investment accounts. You can find a full description of each portfolio, including the investment objectives and strategies, policies, restrictions, and risks, in the APPENDIX. You should read the portfolio’s prospectus carefully before investing in the corresponding variable investment account.

You can also allocate policy value to the fixed account (where it is credited with rates of interest that we declare from time to time but will never be less than a minimum rate guaranteed in your policy specifications) or to segments of the indexed account. Amounts in a segment of the indexed account are credited with a rate of interest based on, among other things, the return of the Standard & Poor’s 500® stock price index (excluding dividends) over the segment’s term.

The rate of interest we credit for an index segment is equal to the index’s return over the segment’s term, multiplied by a percentage (the “participation rate”) and subject to an upper limit (a “cap rate”) and a guaranteed minimum rate (a “floor rate”). We set a segment’s participation, cap, and floor rates at the beginning of the segment’s term, and the rate we set for any of those factors will never be less favorable to you than a guaranteed rate that your policy specifications shows for that factor.

If the net cash surrender value is insufficient to pay the charges when due and the No-Lapse Guarantee is not in effect, your policy can terminate (i.e. “lapse”). This can happen because you haven’t paid enough premium, because the investment performance of the variable investment accounts you’ve chosen has been poor, because the performance of the S&P 500 has been poor, or because of a combination of all factors.

Policy Features

Death benefit. When the insured person dies, we will pay the death benefit minus any policy debt and unpaid fees and charges. There are two ways of calculating the death benefit. You choose which one you want in the application.

•	Option 1. The death benefit will equal the greater of (1) the Total Face Amount plus any amount payable under a supplementary benefit rider, or (2) the minimum death benefit.

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Option 2. The death benefit will equal the greater of (1) the Total Face Amount plus any amount payable under a supplementary benefit rider, plus the policy value on the date of death, or (2) the minimum death benefit.

Surrender of the policy. You may surrender the policy in full while the insured person is alive. If you do, we will pay you the policy value less any outstanding policy debt and less any applicable surrender charge. This is called your “net cash surrender value.”

Withdrawals. After the first policy year, you may make a withdrawal of part of your net cash surrender value. Generally, each withdrawal must be at least $500. Your policy value is automatically reduced by the amount of the withdrawal. A withdrawal may also reduce the Total Face Amount.

Policy loans. If your policy is in force and has sufficient policy value, you may borrow from it at any time by completing the appropriate form. Generally, the minimum amount of each loan is $500. The maximum amount you can borrow is determined by a formula as described in your policy. Interest is charged on each loan. If there is an outstanding loan the amount of the loan and accrued interest will be deducted from the death benefit and other policy proceeds.

Optional supplementary benefit riders. When you apply for the policy, you can request any of the optional supplementary benefit riders that we make available. Availability of riders varies from state to state. Charges for most riders will be deducted monthly from the policy value. Some riders may not be available in combination with other riders or benefits.

STANDARD DEATH BENEFITS

Effectiveness and Policy Date. After you apply for a policy, we gather and evaluate all the information we need to decide whether to issue a policy to you and, if so, what the insured person’s risk classification should be. After we approve an application for a policy and assign an appropriate insurance risk classification, we will prepare the policy for delivery. The policy will take effect only if all of the following conditions are satisfied:

•	The policy is delivered to and received by the applicant.

•	The Minimum Initial Premium is received by us.

•	The insured person is living and there has been no deterioration in the insurability of the insured person since the date of the application.

If all of the above conditions are satisfied, the policy will take effect on the date shown in the policy as the “Policy Date.” That is the date on which we begin to take monthly deductions. Policy months, policy years and policy anniversaries are all measured from the Policy Date. Under limited circumstances, we may backdate a policy, upon request, by assigning a Policy Date earlier than the date the application is signed. However, in no event will a policy be backdated earlier than the earliest date allowed by state law, which is generally three months to one year prior to the date of application for the policy. The most common reasons for backdating are to preserve a younger age at issue for the insured person or to retain a common monthly deduction date in certain corporate-owned life insurance cases involving multiple policies issued over time. If used to preserve age, backdating will result in lower insurance charges. However, monthly deductions will begin earlier than would otherwise be the case.

Temporary insurance coverage. If a specified amount of premium is paid with the application for a policy and other conditions are met, we will provide temporary term life insurance coverage on the insured person for a period prior to the time coverage under the policy takes effect. Such temporary term coverage will be subject to the terms and conditions described in the Temporary Life Insurance Agreement and Receipt attached to the application for the policy, including conditions to coverage and limits on amount and duration of coverage.

Option 1 and Option 2. When the insured person dies, we will pay the death benefit minus any outstanding policy debt and unpaid fees and charges. There are two ways of calculating the death benefit. You must choose which one you want in the application. The two death benefit options are described below.

•	Option 1. The death benefit will equal the greater of (1) the Total Face Amount plus any amount payable under a supplementary benefit rider, or (2) the minimum death benefit (as described below).

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Option 2. The death benefit will equal the greater of (1) the Total Face Amount plus any amount payable under a supplementary benefit rider, plus the policy value on the date of death, or (2) the minimum death benefit.

For the same premium payments, the death benefit under Option 2 will tend to be higher than the death benefit under Option 1. On the other hand, the cost of insurance charges (based on the higher net amount at risk) will be higher under Option 2 to compensate us for the additional insurance risk. Because of that, the policy value will tend to be higher under Option 1 than under Option 2 for the same premium payments.

Base Face Amount and Supplemental Face Amount. Total Face Amount is composed of the Base Face Amount and any Supplemental Face Amount you elect. The Supplemental Face Amount you can have generally cannot exceed 400% of the Base Face Amount at the Issue Date. Thereafter, scheduled and unscheduled increases to the Supplemental Face Amount are not permitted if the resulting Supplemental Face Amount would exceed 400% of the Total Face Amount at the Issue Date.

You should consider a number of factors in determining whether to elect coverage in the form of Base Face Amount or in the form of Supplemental Face Amount. For the same amount of premiums paid, the amount of the Face Amount charge deducted from policy value and the amount of compensation paid to the selling insurance agent will generally be less if coverage is included as Supplemental Face Amount, rather than as Base Face Amount. On the other hand, the amount of any Supplemental Face Amount may be subject to a shorter No-Lapse Guarantee Period. If your priority is to reduce your Face Amount charges, you may wish to maximize the proportion of the Supplemental Face Amount. However, if your priority is to take advantage of the no-lapse guarantee feature after the fifth policy year or to maximize the death benefit when the insured person reaches age 121, then you may wish to maximize the proportion of the Base Face Amount. However, the no-lapse guarantee for the Base Face Amount under any policy that has elected an increasing Supplemental Face Amount or the Return of Premium Death Benefit Rider is limited to the first five policy years.

Minimum death benefit. In order for a policy to qualify as life insurance under Federal tax law, there has to be a minimum amount of insurance in relation to policy value. There are two tests that can be applied under Federal tax law — the “guideline premium test” and the “cash value accumulation test.” You must elect at issue which test you wish to have applied. Once elected, the test cannot be changed without our approval.

Under the guideline premium test, we compute the minimum death benefit each business day by multiplying the policy value on that date by the death benefit factor applicable on that date. A table showing the factor for each age will appear in the policy.

Under the cash value accumulation test, we compute the minimum death benefit each business day by multiplying the policy value on that date by the death benefit factor applicable on that date. The factor decreases as attained age increases. A table showing the factor for each age will appear in the policy. The cash value accumulation test may be preferable if you want to fund the policy so that the minimum death benefit will increase earlier than would be required under the guideline premium test, or if you want to fund the policy at the “7 pay” limit for the full seven years.

To the extent that the calculation of the minimum death benefit under the selected life insurance qualification test causes the death benefit to exceed our limits, we reserve the right to return premiums or distribute a portion of the policy value so that the resulting amount of insurance is maintained within our limits. Alternatively, if we should decide to accept the additional amount of insurance, we may require additional evidence of insurability.

Calculation and payment of the death benefit. We will ordinarily pay any death benefit within seven days after we receive the last required form or request and any other documentation that may be required. You may choose to receive proceeds from the policy as a single sum. If we do not have information about the desired manner of payment within seven days after the date we receive documentation of the insured person’s death, we will pay the proceeds as a single sum. As permitted by state law and our current administrative procedures, death claim proceeds may be placed into an interest-bearing John Hancock retained asset account in the beneficiary’s name. The interest earned in a John Hancock retained asset account is normally subject to income tax. You should consult with your tax advisor if you have any questions regarding taxation of the interest earned. We will provide the beneficiary with a checkbook, so checks may be written for all or a part of the proceeds. The retained asset account is part of our general account and is subject to the claims of our creditors. It is not a bank account and it is not insured by the FDIC. We may receive a benefit from managing proceeds held in a retained asset account. Alternatively, you can elect to have proceeds of $1,000 or more applied to any of the other payment options we may offer at the time. You cannot choose an option if the monthly payments under the option would be less than $50. We will issue a supplementary agreement when the proceeds are applied to any alternative payment option. That agreement will spell out terms of the option in full. Please contact our Service Office for more information.

Changes you may make. Subject to certain limitations and conditions, you may request a change from death benefit Option 2 to Option 1 or a reduction in your policy’s Face Amount. However, you may not request a change from Option 1 to Option 2 or a Face Amount increase.

OTHER BENEFITS AVAILABLE UNDER THE POLICY

In addition to the standard death benefits associated with your policy, other standard and/or optional benefits may also be available to you. The following tables summarize information about those benefits. Information about the fees associated with each benefit included in the tables may be found in the FEE TABLE.

STANDARD BENEFITS

Name of Benefit	Purpose	Brief Description of Restrictions/Limitations
Surrender of the Policy	If you surrender the policy in full while the insured person is alive, we will pay you the policy value less any outstanding policy debt and less any applicable surrender charge.	You must return your policy when you request a surrender.

Withdrawal	After the first policy year, you may make a withdrawal of part of your net cash surrender value.	Generally, each withdrawal must be at least $500, and only one withdrawal is permitted in any month. Your policy value is automatically reduced by the amount of the withdrawal. A withdrawal may also reduce the Total Face Amount. Amounts withdrawn from an indexed segment before the segment’s maturity date will not be credited with interest for that segment.
Policy Loan	If your policy is in force and has sufficient policy value, you may borrow from it. Generally, the minimum amount of each loan is $500.	The maximum amount you can borrow is determined by a formula as described in your policy. Interest is charged on each loan. Borrowing amounts from your policy can adversely impact policy values and death benefits and can have adverse tax consequences.
Dollar cost averaging	Under the dollar cost averaging program, you will designate an amount that will be transferred monthly from one variable investment account into any other variable investment account, a fixed account, or a holding segment of an indexed account until the amounts are designated to a segment of the indexed account.	No fee is charged for this program. We reserve the right to cease to offer this program after written notice to you.

OPTIONAL BENEFITS

Name of Benefit	Purpose	Brief Description of Restrictions/Limitations
Healthy Engagement Rider	Provides the opportunity to add credits to your policy value based upon the insured person’s ongoing participation in activities that promote a healthy lifestyle. The higher the insured person’s healthy engagement status category, and the more years the insured person qualifies for higher status categories, the larger your credits are likely to be. The Healthy Engagement Rider also provides the insured person with the possibility of other benefits, including discounted wearable devices,	The amount of any credit will be less the closer we are to charging the maximum cost of insurance rate that the policy permits; and there will not be any credit if we are charging the maximum cost of insurance rate. The amount of the Rider Credits that are contributed to your policy value in any month also will be reduced if the death benefit under your policy then exceeds $20,000,000. We have the right to change at any time the qualification standards for status categories. Also, we may change or terminate any other incentives (such as access to health and fitness information, offers, discounts, tools, or other services.

gear used to engage in healthy activities, biometric screenings, access to health and fitness information, and other discounts and offers that depend on the insured person having a certain healthy engagement status.

Critical Illness Benefit Rider	Pays the policy owner a one-time, lump sum benefit amount if the insured person is diagnosed for the first time with one of seven critical illnesses while this rider is in force and after the waiting period has been satisfied.	If the insured person receives a first -time diagnosis for one of the critical illnesses before the rider is in force or during the rider’s waiting period, then the policy owner will not receive benefits under this rider for that critical illness. Benefits paid under this rider do not provide or pay for the cost of medical care and are meant to be supplemental to health insurance that does pay for such costs. This rider is not a substitute for health insurance coverage, nor does it provide for supplemental coverage to Medicare.
Disability Payment of Specified Premium Rider	Pays a specified amount of premium into the policy value each month during the life insured person’s total disability.	We must receive due proof of the insured person’s total disability, which must begin between the policy anniversaries nearest the insured person’s 5th and 65th birthdays and must be continuous for at least six months. We will not pay the specified premium under this rider if: (1) the total disability results from an intentional, self-inflicted injury or service in the armed forces; or (2) the total disability begins within 2 years after the rider’s Issue Date and results from an injury sustained or a disease contracted before the rider’s Issue Date. The specified premium paid under this rider may not be sufficient to maintain the policy in force to Age 121.
Long Term Care Rider	Provides for periodic advance payments to you of a portion of the death benefit if the insured person qualifies and has received qualified long-term care service while the policy is in force. If you elect this rider, you will also have an option to apply to have a portion of the policy’s death benefit advanced to you in the event of terminal illness.	There is a maximum amount of death benefit that we will advance for each month of qualification. Each advance reduces the remaining death benefit under your policy and causes a proportionate reduction in your policy value. We restrict your policy value’s exposure to market risk when benefits are paid under the Long-Term Care Rider. Before we begin paying any Monthly Benefit, we will transfer all policy value from the variable investment accounts and the indexed accounts (upon segment maturity date) to the fixed account. In addition, you will not be permitted to transfer policy value or allocate any additional premium payment to a variable investment account or an indexed account while rider benefits are paid. Your participation in any of the automatic investment plans will also be suspended during this period. There is a significant risk that ownership of a policy with this rider by anyone other than the insured person will cause adverse tax consequences. Benefits paid under this rider do not reduce the No-Lapse Guarantee Premium requirements that may be necessary for the no-lapse guarantee to remain in effect after a termination of rider benefits.
Long Term Care Rider 2018	Provides for periodic advance payments to you of a portion of the death benefit if the insured person qualifies and has received qualified long-term care service while the policy is in force. Rider benefits may also be used to pay for Stay at Home Services.	Each advance payment under the rider reduces the remaining death benefit under your policy and causes a proportionate reduction in your policy value. We restrict your policy value’s exposure to market risk when benefits are paid under the Long-Term Care Rider. Before we begin paying any Monthly Benefit, we will transfer all policy value from the variable investment accounts and the indexed accounts (upon segment maturity date) to the fixed account. In addition, you will not be permitted to transfer policy value or allocate any additional premium payment to a variable investment account or an indexed account while rider benefits are paid. Your participation in any of the automatic investment plans will also be suspended during this period. There is a significant risk that ownership of a policy with this rider by anyone other than the insured person will cause adverse tax consequences. Finally, benefits paid under this rider do not reduce the No-Lapse Guarantee Premium requirements that may be necessary for the no-lapse guarantee to remain in effect after a termination of rider benefits.
Return of Premium Death Benefit Rider	Provides an additional death benefit payable upon the death of the insured person. The Return of Premium Death Benefit has an initial value equal to your initial premium times the “Percentage of Premium” you select (which may range between 0% and 100%).	This benefit is available to you only if you elect death benefit Option 1. It may not be used in conjunction with the Disability Payment of Specified Premium or the Long-Term Care Rider.
Cash Value Enhancement Rider	Provides an enhancement in cash surrender value equal to the surrender charge multiplied by the applicable Cash Value Enhancement Waiver Percentage that is set forth in the Rider.	The decision to add this rider to your policy must be made at issuance of the policy and, once made, is irrevocable
Overloan Protection Rider	Prevents your policy from lapsing on any date if policy debt exceeds the death benefit.

The benefit is subject to a number of eligibility requirements relating to, among other things, the number of years the policy has been in force, the attained age of the insured person, the death benefit option elected and the tax status of the policy.

When the Overloan Protection Benefit in this rider is invoked, all values in the variable investment accounts and the indexed accounts (upon segment maturity) are transferred to the fixed account and will continue to grow at the current fixed account interest rate. Thereafter, policy changes and transactions are limited as set forth in the rider; for example, death benefit increases or decreases, additional premium payments, policy loans, withdrawals, surrender and transfers are no longer allowed. Any outstanding policy debt will remain. Interest will continue to be charged at the policy’s specified loan interest rate, and the policy’s loan account will continue to be credited with the policy’s loan interest credited rate. Any applicable No-Lapse Guarantee under the policy no longer applies, and any supplementary benefit rider requiring a monthly deduction will automatically be terminated.

When the Overloan Protection Rider causes the policy to be converted into a fixed policy, there is risk that the Internal Revenue Service could assert that the policy has been effectively terminated and that the outstanding loan balance should be treated as a distribution.

Accelerated Benefit Rider	Allows you to make a one-time request to accelerate a portion of your death benefit should the insured person become terminally ill and have a life expectancy of one year or less.	Payment of the benefit amount will reduce your death benefit, cash value or loan value under your policy. You should consult your tax adviser and social service agencies before you decide to receive the benefit under this rider. This rider is only available with policies that are individually owned.
Healthy Engagement Core Rider

Our Healthy Engagement Core Rider provides the insured person with the opportunity to participate in our Healthy Engagement Core program. This program is designed to help improve the longevity of the insured person by educating and motivating the insured person to develop and maintain a healthy lifestyle.

By participating in this program, the insured person may receive discounts on certain goods and services, educational resources, tools, or other items that are designed to encourage learning and participation in healthy activities.

We reserve the right to amend aspects of the program from time to time, including the Program Rewards.

BUYING THE POLICY

Purchase Procedures

Generally, the policy is available with a minimum Base Face Amount at issue of $50,000. At the time of issue, the insured person must have an attained age of no more than 90. The insured person must meet certain health and other insurance risk criteria called “underwriting standards.”

The Minimum Initial Premium is set forth in your policy specifications. Premium payments after the initial premium may not be required, but you must pay enough premium to keep the policy in force. That’s why the policy is called a “flexible premium” policy.

If you pay premiums by check or money order, they must be drawn on a U.S. bank in U.S. dollars and made payable to “John Hancock.” We will not accept credit card checks. We will not accept starter or third party checks if they fail to satisfy our administrative requirements. Premiums after the first must be sent to the John Hancock USA Service Office at the appropriate address shown on the back cover of this summary prospectus. We will also accept premiums by wire or by exchange from another insurance company, or via an electronic funds transfer program (any owner interested in making monthly premium payments must use this method).

Premium Amount

In addition to the Minimum Initial Premium, your policy specifications will also show the “Planned Premium” that you chose for the policy. Payment of Planned Premiums is not necessarily required, however. You need only pay enough premium to keep the policy in force.

Federal tax law limits the amount of premium payments you can make relative to the amount of your policy’s insurance coverage. Also, in order to limit our exposure to unanticipated investment risk, we may refuse to accept additional premium payments. For example, with large premium payments in an environment of decreasing interest rates, we may not be able to acquire investments for our general account that will sufficiently match the liabilities we are incurring under our fixed account guarantees. Excessive allocations may also interfere with the effective management of our variable investment accounts, if we are unable to make an orderly investment of the additional premium into the variable investment accounts. Also, we may refuse to accept or limit an amount of premium if the amount of the premium would increase our insurance risk exposure, and the insured person doesn’t provide us with adequate evidence that he or she continues to meet our requirements for issuing insurance.

We will notify you in writing of our refusal to accept premium and will promptly thereafter take the necessary steps to return the premium to you. Notwithstanding the foregoing limits on the premium that we will accept, we will not refuse to accept any premium necessary to prevent the policy from terminating.

Premium Due Dates

Unless the no-lapse guarantee is in effect, a policy will go into default if at the beginning of any policy month the policy’s net cash surrender value would be zero or below after deducting the monthly deductions then due. Therefore, a policy could lapse eventually if increases in policy value (prior to deduction of policy charges) are not sufficient to cover policy charges. We will notify you of the default and will allow a 61-day grace period in which you may make a premium payment sufficient to bring the policy out of default. The required payment will be equal to the amount necessary to bring the net cash surrender value to zero, if it was less than zero on the date of default, plus an amount equal to three times the monthly deductions due on the date of default, plus any applicable premium charge. If the insured person should die during the grace period, the policy value used in the calculation of the death benefit will be the policy value as of the date of default and the death benefit will be reduced by any outstanding monthly deductions due at the time of death. If the required payment is not received by the end of the grace period, the policy will terminate (i.e., “lapse”) with no value.

No-lapse Guarantee

In those states where it is permitted, as long as the cumulative premium test is satisfied during the No-Lapse Guarantee Period, and the policy value is greater than the policy debt, we will guarantee that the policy will not go into default, even if adverse investment experience or other factors should cause the policy’s surrender value to fall to zero or below during such period.

The No-Lapse Guarantee Premium is set at issue on the basis of the Base Face Amount and any Supplemental Face Amount and reflects the age, sex and risk class of the proposed insured as well as any additional rating and supplementary benefits, if applicable. It is subject to change if (i) the Total Face Amount of the policy is changed, (ii) there is a decrease in the Face Amount of insurance, or (iii) there is any change in the supplementary benefits added to the policy or in the risk classification of the insured person.

The No-Lapse Guarantee Period is set at issue and is stated in the policy specifications. The No-Lapse Guarantee Period for any Supplemental Face Amount is the first five policy years. Certain state limitations may apply, but generally the No-Lapse Guarantee Period for the Base Face Amount is (i) the lesser of fifteen years or to age 70 or (ii) seven years if the insured person’s issue age is 65 or older. The No-Lapse Guarantee Period for the Base Face Amount under any policy that has elected an increasing Supplemental Face Amount or a Return of Premium Death Benefit Rider, however, is limited to the first five policy years.

The cumulative premium test is satisfied if, as of the beginning of the policy month that your policy would otherwise be in default, the sum of all premiums paid to date less any withdrawals taken on or before the date of the test and less any policy debt is equal to or exceeds the sum of the monthly No-Lapse Guarantee Premium due from the Policy Date to the date of the test. If the test has not been satisfied, we will notify you of that fact and allow a 61-day grace period in which you may make a premium payment sufficient to keep the policy from terminating.

HOW YOUR POLICY CAN LAPSE

Lapse. Unless the no-lapse guarantee is in effect, a policy will go into default if at the beginning of any policy month the policy’s net cash surrender value would be zero or below after deducting the monthly deductions then due. Therefore, a policy could lapse eventually if increases in policy value (prior to deduction of policy charges) are not sufficient to cover policy charges, and sufficient premium payments are not made during the grace period, as discussed in the paragraph immediately above under “Premium Due Dates.”

Reinstatement. By making a written request, you can reinstate a policy that has gone into default and terminated at any time within the three-year period following the date of termination subject to the following conditions:

(a) You must provide to us evidence of the insured person’s insurability that is satisfactory to us; and

(b) You must pay a premium equal to the amount that was required to bring the policy out of default immediately prior to termination, plus the amount needed to keep the policy in force for at least the next three policy months.

If the reinstatement is approved, the date of reinstatement will be the later of the date we approve your request or the date the required payment is received at our Service Office. In addition, any surrender charges will be reinstated to the amount they were at the date of default. The policy value on the date of reinstatement, prior to the crediting of any net premium paid in connection with the reinstatement, will be equal to the policy value on the date the policy terminated. Any policy debt not paid upon termination of a policy will be reinstated if the policy is reinstated.

Generally, the suicide exclusion and incontestability provisions will apply from the effective date of reinstatement. A surrendered policy cannot be reinstated.

MAKING WITHDRAWALS AND ACCESSING THE MONEY IN YOUR POLICY

You may surrender the policy in full at any time, in which case we will pay you the policy’s full net cash surrender value and coverage under the policy and any riders and other benefits under the policy will cease. After the first policy year, you may take a withdrawal of part of your net cash surrender value once in each policy month. The amount of payment you will receive upon a surrender or withdrawal is based on values calculated as of the day we receive your request in good order or, if that is not a business day, on the next day that is. We generally pay that amount to you within seven days thereafter.

ADDITIONAL INFORMATION ABOUT FEES

The following tables describe the fees and expenses that you will pay when buying, owning, and surrendering or making withdrawals from the policy. Please refer to your policy specifications for information about the specific fees you will pay each year based on the option you have elected.

The first table describes the fees and expenses that you will pay at the time that you buy the policy, surrender or make withdrawals from the policy, or transfer policy value between investment options.

TRANSACTION FEES
Charge	When Charge is Deducted	Amount Deducted

Premium charge	Upon payment of premium	7% of each premium paid in years 1-20 2% of each premium paid in years 21 and thereafter

Maximum surrender charge	Upon surrender or policy lapse (fn1)	$59.24 per $1,000 of Base Face Amount

Transfer fee (fn2)	Upon each transfer into or out of a variable investment account beyond an annual limit of not less than twelve	$25

(fn1)

A surrender charge is applicable for fifteen policy years from the Policy Date, and varies based upon the sex, issue age and duration, and risk classification of the insured person. The maximum charge shown is the amount in month one in the first policy year for a 90 year old female standard nonsmoker underwriting risk. This charge may not be particularly relevant to your current situation.

(fn2)	This charge is not currently imposed, but we reserve the right to do so in the policy.

The next table describes the fees and expenses that you will pay periodically during the time that you own the policy, not including portfolio fees and expenses.

PERIODIC CHARGES OTHER THAN ANNUAL PORTFOLIO EXPENSES
Charge	When Charge is Deducted	Amount Deducted
Base Contract Charges:

Cost of Insurance (fn1): Minimum charge Maximum charge Charge for a representative insured person	Monthly	$0.01 per $1,000 of NAR $83.33 per $1,000 of NAR $0.22 per $1,000 of NAR

Administrative charge	Monthly	$20.00

Base Face Amount charge (fn2): Minimum charge Maximum charge Charge for a representative insured person	Monthly, for a maximum of 55 years	$0.05 per $1,000 of Base Face Amount $7.11 per $1,000 of Base Face Amount $0.32 per $1,000 of Base Face Amount

Supplemental Face Amount charge(fn3): Minimum charge Maximum charge	Monthly, for a maximum of 55 years	$0.01 per $1,000 of Supplemental Face Amount $6.325 per $1,000 of Supplemental Face Amount

Charge for a representative insured person		$0.02 per $1,000 of Supplemental Face Amount t

Asset-based risk charge (fn4)	Monthly	0.02% of policy value

Maximum policy loan interest rate (fn5)	Accrues daily Payable annually	3.25 annual rate%

Optional Benefit Charges:

Healthy Engagement Rider	Monthly	$2

Critical Illness Benefit Rider (fn6) Minimum charge	Monthly	$0.20 per $1,000 of Critical Illness Benefit Amount
Maximum charge		$48.43 per $1,000 of Critical Illness Benefit Amount
Charge for representative insured person		$2.12 per $1,000 of Critical Illness Benefit Amount

Disability Payment of Specified Premium Rider (fn7)	Monthly
Mimimum charge		$16.57 per $1,000 of Specified Premium
Maximum charge		$198.67 per $1,000 of Specified Premium
Charge for representative insured person		$51.66 per $1,000 of Specified Premium

Long-Term Care Rider (fn8) Minimum charge Maximum charge Charge for representative insured person	Monthly	$0.01 per $1,000 of NAR $3.34 per $1,000 of NAR $0.08 per $1,000 of NAR

Long-Term Care Rider 2018(fn9) Minimum charge Maximum charge Charge for representative insured person	Monthly	$0.01 per $1,000 of NAR $3.75 per $1,000 of NAR $0.07 per $1,000 of NAR

Return of Premium Death Benefit Rider (fn10) Minimum charge Maximum charge Charge for representative insured person	Monthly	$0.02 per $1,000 of NAR $83.33 per $1,000 of NAR $0.22 per $1,000 of NAR

Cash Value Enhancement Rider	Upon policy issue	$500.00

Overloan Protection Rider (fn11) Minimum charge Maximum charge	At exercise of benefit	0.04% 8.0%

Accelerated Benefit Rider (fn12)	At exercise of benefit	$150.00

(fn1)

The cost of insurance charge is determined by multiplying the net amount of insurance for which we are at risk(the “NAR”) by the applicable cost of insurance rate. The rates vary widely depending upon age at issue, the length of time the policy has been in effect, the insurance risk characteristics of the insured person and (generally) the gender of the insured person. The minimum rate shown is the rate in the first policy year for a 5 year old female standard non-smoker underwriting risk. The maximum rate shown is the rate in the third policy year for a 90 year old male substandard smoker underwriting risk. The representative insured person rate shown is for a 45 year old male standard non-smoker underwriting risk with a policy in the first policy year. These charges may not be particularly relevant to your current situation.

(fn2)

This charge is determined by multiplying the Base Face Amount at issue by the applicable rate. The rates vary by the sex, age, and risk classification at issue of the insured person. The charge also varies by policy year. The minimum rate shown is the rate in the first policy year for a 0 year old male standard non-smoker underwriting risk. The maximum rate shown is the rate in the first policy year for an 89 year old male standard smoker. The representative insured person rate shown is for a 45 year old male standard non-smoker. These charges may not be particularly relevant to your current situation.

(fn3)

This charge is determined by multiplying the Supplemental Face Amount at issue by the applicable rate. The rates vary by the sex, age, and risk classification of the insured person. The charge also varies by policy year. The minimum rate shown is the rate in the first policy year for a 32 year old male super-preferred underwriting risk. The maximum rate shown is the rate in the first policy year for a 90 year old male standard smoker. The representative insured person rate shown is for a 45 year old male standard non-smoker. These charges may not be particularly relevant to your current situation.

(fn4)

This charge is not currently imposed, but we reserve the right do so in the policy. This charge only applies to that portion of policy value held in the variable investment accounts. The charge determined does not apply to any fixed account or indexed account.

(fn5)

The maximum effective annual interest rate we can charge for the loan account is 3.25% for policy years 1-10 and 2.25% for policy years 11 and thereafter. The minimum interest that the loan account will earn is equal to the difference between the maximum annual interest rate we charge for the loan minus the Maximum Loan Interest Credited Differential. The Maximum Loan Interest Credited Differential is the difference between the annual interest rate we charge for the loan minus the interest rate we credit for the loan.

(fn6)

The charge for this rider is determined by multiplying the Critical Illness Benefit Amount by the applicable rate. The rates vary by issue age, duration, gender, and critical illness risk classification of the insured person (e.g., the risk that the insured person will develop a Critical Illness, as defined in the rider). The minimum rate shown is the rate in the second policy year for an 18-year old female standard non-smoker underwriting risk. The maximum rate shown is the rate in the sixteenth policy year for a 49-year old male standard smoker underwriting risk. The rate for the representative insured person is the rate in the first policy year for a 45-year old male standard non-smoker underwriting risk. These charges may not be particularly relevant to your current situation.

(fn7)

The charge for this rider is determined by multiplying the Specified Premium by the applicable rate. The Specified Premium is stated in your policy specifications. The rates vary by the sex, issue age and the disability insurance risk characteristics of the insured person. The minimum rate shown is for a 20 year old male standard non-smoker underwriting risk. The maximum rate shown is for a 54 year old female substandard smoker underwriting risk. The representative insured person rate shown is for a 45 year old male standard non-smoker underwriting risk. These charges may not be particularly relevant to your current situation.

(fn8)

The charge for this rider is determined by multiplying the net amount of insurance for which we are at risk by the applicable rate. The rates vary by the long-term care insurance risk characteristics of the insured person and the rider benefit level selected. The minimum rate shown is for a 20 year old female super preferred non-smoker underwriting risk with a 1% Monthly Acceleration Percentage, which is a percentage of the death benefit you can accelerate each month. The Monthly Acceleration Percentage is stated in your policy specifications. The maximum rate shown is for a 75 year old male substandard smoker underwriting risk with a 4% Monthly Acceleration Percentage. The representative insured person rate shown is for a 45 year old male standard non-smoker underwriting risk with a 4% Monthly Acceleration Percentage. These charges may not be particularly relevant to your current situation.

(fn9)

The charge for this rider is determined by multiplying the net amount of insurance for which we are at risk (the net amount at risk or “NAR”) by the applicable rate. The rates vary by the long-term care insurance risk characteristics of the insured person and the rider benefit level selected. The minimum rate shown is for a 20-year old male super preferred non-smoker underwriting risk with a 1% Monthly Acceleration Percentage. The maximum rate shown is for a 75-year old female substandard smoker underwriting risk with a 4% Monthly Acceleration Percentage. The representative insured person rate shown is for a 45-year old male standard non-smoker underwriting risk with a 4% Monthly Acceleration Percentage. The Monthly Acceleration Percentage is the percentage of the death benefit you can accelerate each month and is stated in your policy specifications. These rates may not be particularly relevant to your current situation.

(fn10)

The Return of Premium Death Benefit Rider charge is determined by multiplying the net amount of insurance for which we are at risk by the applicable cost of insurance rate. The rates vary widely depending upon the length of time the policy has been in effect, the insurance risk characteristics of the insured person and (generally) the sex of the insured person. The minimum rate shown is the rate in the first policy year for a 5 year old female standard non-smoker underwriting risk. The maximum rate shown is the rate in the thirteenth policy year for an 80 year old male substandard smoker underwriting risk. The representative insured person rate shown is for a 45 year old male standard non-smoker underwriting risk with a policy in the first policy year. These charges may not be particularly relevant to your current situation.

(fn11)

The charge for this rider is determined as a percentage of unloaned account value. The rates vary by the attained age of the insured person at the time of exercise. The rates also differ according to the tax qualification test elected at issue. The minimum rate shown is for an insured person who has reached attained age 100 and the guideline premium test or the cash value accumulation test has been elected. The maximum rate shown is for an insured person who has reached attained age 75 and the cash value accumulation test has been elected. These charges may not be particularly relevant to your current situation.

(fn12)	This charge is not currently imposed, but we reserve the right to do so in the policy.

The next item shows the minimum and maximum total operating expenses charged by the portfolios] that you may pay periodically during the time that you own the policy. A complete list of the portfolios available under the policy, including their annual expenses, may be found at the back of this document.

Annual Portfolio Expenses	Minimum	Maximum
Range of expenses, including management fees, distribution and/or service (12b-1) fees, and other expenses (fn1)	0.39%	1.68%

(fn1)

Certain of the portfolios’ advisers or subadvisers have contractually agreed to reimburse or waive certain portfolio level expenses. The minimum and maximum expenses shown do not reflect these contractual expense reimbursements or waivers. If such reimbursements or waivers were reflected, the minimum and maximum expenses would be 0.25% and 1.58%, respectively.

APPENDIX: PORTFOLIOS AVAILABLE UNDER THE POLICY

The following is a list of portfolios available under the policies. More information about the portfolios is available in the prospectuses for the portfolios, which may be amended from time to time and can be found online at [                    ].You can also request this information at no cost by calling [                    ] or by sending an email request to [                    ].

The current expenses and performance information below reflect fees and expenses of the portfolios, but do not reflect the other fees and expenses that your policy may charge. Each portfolio’s past performance is not necessarily an indication of future performance. More current performance information is available at [insert web-site address and/or toll-free number].

INVESTMENT OBJECTIVE	PORTFOLIO AND SUBADVISER	CURRENT EXPENSES*		AVERAGE ANNUAL TOTAL RETURNS (as of [12/31/2021])
				1 YEAR		5 YEAR		10 YEAR
To approximate the aggregate total return of a broad-based U.S. domestic equity market index.	500 Index Manulife Investment Management (North America) Limited	[	]%	[	]%	[	]%	[	]%
To seek to provide income and capital appreciation.	Active Bond Manulife Investment Management (US) LLC	[	]%	[	]%	[	]%	[	]%
To seek to provide high total return (including income and capital gains) consistent with preservation of capital over the long-term.	American Asset Allocation Capital Research and Management Company (Adviser to the American Funds Insurance Series)	[	]%	[	]%	[	]%	[	]%

INVESTMENT OBJECTIVE	PORTFOLIO AND SUBADVISER	CURRENT EXPENSES*		AVERAGE ANNUAL TOTAL RETURNS (as of [12/31/2021])
				1 YEAR		5 YEAR		10 YEAR
To seek to provide long-term growth of capital.	American Global Growth Capital Research and Management Company (Adviser to the American Funds Insurance Series)	[	]%	[	]%	[	]%	[	]%
To seek to provide growth of capital.	American Growth Capital Research and Management Company (Adviser to the American Funds Insurance Series)	[	]%	[	]%	[	]%	[	]%
To seek to provide long term growth of capital and income.	American Growth–Income Capital Research and Management Company (Adviser to the American Funds Insurance Series)	[	]%	[	]%	[	]%	[	]%
To seek to provide long-term growth of capital.	American International Capital Research and Management Company (Adviser to the American Funds Insurance Series)	[	]%	[	]%	[	]%	[	]%

INVESTMENT OBJECTIVE	PORTFOLIO AND SUBADVISER	CURRENT EXPENSES*		AVERAGE ANNUAL TOTAL RETURNS (as of [12/31/2021])
				1 YEAR		5 YEAR		10 YEAR
To seek to provide long-term growth of capital. Current income is a secondary objective.	Blue Chip Growth T. Rowe Price Associates, Inc.	[	]%	[	]%	[	]%	[	]%
To seek to provide long-term growth of capital.	Capital Appreciation Jennison Associates LLC	[	]%	[	]%	[	]%	[	]%
To seek to provide long-term capital appreciation.	Capital Appreciation Value T. Rowe Price Associates, Inc.	[	]%	[	]%	[	]%	[	]%
To seek to provide total return consisting of income and capital appreciation.	Core Bond Wells Capital Management, Incorporated	[	]%	[	]%	[	]%	[	]%
To seek to provide long-term growth of capital.	Disciplined Value International Boston Partners Global Investors, Inc.	[	]%	[	]%	[	]%	[	]%
To seek to provide long-term capital appreciation.	Emerging Markets Value Dimensional Fund Advisors LP	[	]%	[	]%	[	]%	[	]%
To seek to provide substantial dividend income and also long-term growth of capital.	Equity Income T. Rowe Price Associates, Inc.	[	]%	[	]%	[	]%	[	]%

INVESTMENT OBJECTIVE	PORTFOLIO AND SUBADVISER	CURRENT EXPENSES*		AVERAGE ANNUAL TOTAL RETURNS (as of [12/31/2021])
				1 YEAR		5 YEAR		10 YEAR
To seek to provide growth of capital.	Financial Industries Manulife Investment Management (US) LLC	[	]%	[	]%	[	]%	[	]%
To seek to provide long-term growth of capital.	Fundamental All Cap Core Manulife Investment Management (US) LLC	[	]%	[	]%	[	]%	[	]%
To seek to provide long-term capital appreciation.	Fundamental Large Cap Value Manulife Investment Management (US) LLC	[	]%	[	]%	[	]%	[	]%
To seek to provide long-term capital appreciation.	Global Manulife Investment Management (US) LLC	[	]%	[	]%	[	]%	[	]%
To seek to provide long-term capital appreciation.	Health Sciences T. Rowe Price Associates, Inc.	[	]%	[	]%	[	]%	[	]%
To seek to provide an above-average total return over a market cycle of 3 to 5 years, consistent with reasonable risk.	High Yield Western Asset Management Company, LLC	[	]%	[	]%	[	]%	[	]%

INVESTMENT OBJECTIVE	PORTFOLIO AND SUBADVISER	CURRENT EXPENSES*		AVERAGE ANNUAL TOTAL RETURNS (as of [12/31/2021])
				1 YEAR		5 YEAR		10 YEAR
To seek to track the performance of a broad-based equity index of foreign companies primarily in developed countries and, to a lesser extent, in emerging markets.	International Equity Index SSGA Funds Management, Inc.	[	]%	[	]%	[	]%	[	]%
To seek to provide long-term capital appreciation.	International Small Company Dimensional Fund Advisors LP	[	]%	[	]%	[	]%	[	]%
To seek to provide a high level of current income consistent with the maintenance of principal and liquidity.	Investment Quality Bond Wellington Management Company LLP	[	]%	[	]%	[	]%	[	]%
To seek to provide a balance between a high level of current income and growth of capital, with a greater emphasis on growth of capital.	Lifestyle Balanced Manulife Investment Management (US) LLC	[	]%	[	]%	[	]%	[	]%
To seek to provide a high level of current income with some consideration given to growth of capital.	Lifestyle Conservative Manulife Investment Management (US) LLC	[	]%	[	]%	[	]%	[	]%

INVESTMENT OBJECTIVE	PORTFOLIO AND SUBADVISER	CURRENT EXPENSES*		AVERAGE ANNUAL TOTAL RETURNS (as of [12/31/2021])
				1 YEAR		5 YEAR		10 YEAR
To seek to provide long-term growth of capital. Current income is also a consideration.	Lifestyle Growth Manulife Investment Management (US) LLC	[	]%	[	]%	[	]%	[	]%
To seek to provide a balance between a high level of current income and growth of capital, with a greater emphasis on income.	Lifestyle Moderate Manulife Investment Management (US) LLC	[	]%	[	]%	[	]%	[	]%
To seek to provide long-term growth of capital while seeking to both manage the volatility of return and limit the magnitude of portfolio losses.	Managed Volatility Aggressive Manulife Investment Management (US) LLC	[	]%	[	]%	[	]%	[	]%
To seek to provide growth of capital and current income while seeking to both manage the volatility of return and limit the magnitude of portfolio losses.	Managed Volatility Balanced Manulife Investment Management (US) LLC	[	]%	[	]%	[	]%	[	]%

INVESTMENT OBJECTIVE	PORTFOLIO AND SUBADVISER	CURRENT EXPENSES*		AVERAGE ANNUAL TOTAL RETURNS (as of [12/31/2021])
				1 YEAR		5 YEAR		10 YEAR
To seek to provide current income and growth of capital while seeking to both manage the volatility of return and limit the magnitude of portfolio losses.	Managed Volatility Conservative Manulife Investment Management (US) LLC	[	]%	[	]%	[	]%	[	]%
To seek to provide long-term growth of capital while seeking to both manage the volatility of return and limit the magnitude of portfolio losses.	Managed Volatility Growth Manulife Investment Management (US) LLC	[	]%	[	]%	[	]%	[	]%
To seek to provide current income and growth of capital while seeking to both manage the volatility of return and limit the magnitude of portfolio losses.	Managed Volatility Moderate Manulife Investment Management (US) LLC	[	]%	[	]%	[	]%	[	]%
To seek to approximate the aggregate total return of a medium-capitalization U.S. domestic equity market index.	Mid Cap Index Manulife Investment Management (North America) Limited	[	]%	[	]%	[	]%	[	]%

INVESTMENT OBJECTIVE	PORTFOLIO AND SUBADVISER	CURRENT EXPENSES*		AVERAGE ANNUAL TOTAL RETURNS (as of [12/31/2021])
				1 YEAR		5 YEAR		10 YEAR
To seek to provide long-term growth of capital.	Mid Cap Stock Wellington Management Company LLP	[	]%	[	]%	[	]%	[	]%
To seek to provide long-term capital appreciation.	Mid Value T. Rowe Price Associates, Inc.	[	]%	[	]%	[	]%	[	]%
To seek to obtain maximum current income consistent with preservation of principal and liquidity. Certain market conditions may cause the return of the portfolio to become low or possibly negative.	Money Market Manulife Investment Management (US) LLC	[	]%	[	]%	[	]%	[	]%
To seek to provide maximum total return, consistent with preservation of capital and prudent investment management.	Opportunistic Fixed Income Wellington Management Company LLP	[	]%	[	]%	[	]%	[	]%

INVESTMENT OBJECTIVE	PORTFOLIO AND SUBADVISER	CURRENT EXPENSES*		AVERAGE ANNUAL TOTAL RETURNS (as of [12/31/2021])
				1 YEAR		5 YEAR		10 YEAR
To seek to provide maximum real return, consistent with preservation of real capital and prudent investment management.	PIMCO VIT All Asset (a series of PIMCO Variable Insurance Trust) (only Class M is available) Pacific Investment Management Company LLC	[	]%	[	]%	[	]%	[	]%
To seek to provide a combination of long-term capital appreciation and current income.	Real Estate Securities DWS Investment Management Americas, Inc.	[	]%	[	]%	[	]%	[	]%
To seek to provide long-term growth of capital. Current income is incidental to the portfolio’s objective.	Science & Technology Allianz Global Investors U.S. LLC; and T. Rowe Price Associates, Inc.	[	]%	[	]%	[	]%	[	]%
To seek to provide income and capital appreciation.	Select Bond Manulife Investment Management (US) LLC	[	]%	[	]%	[	]%	[	]%

INVESTMENT OBJECTIVE	PORTFOLIO AND SUBADVISER	CURRENT EXPENSES*		AVERAGE ANNUAL TOTAL RETURNS (as of [12/31/2021])
				1 YEAR		5 YEAR		10 YEAR
To seek to provide a high level of current income consistent with preservation of capital. Maintaining a stable share price is a secondary goal.	Short Term Government Income Manulife Investment Management (US) LLC	[	]%	[	]%	[	]%	[	]%
To seek to approximate the aggregate total return of a small-capitalization U.S. domestic equity market index.	Small Cap Index Manulife Investment Management (North America) Limited	[	]%	[	]%	[	]%	[	]%
To seek to provide long-term capital appreciation.	Small Cap Opportunities Dimensional Fund Advisors LP; and GW&K Investment Management, LLC	[	]%	[	]%	[	]%	[	]%
To seek to provide long-term capital appreciation.	Small Cap Stock Wellington Management Company LLP	[	]%	[	]%	[	]%	[	]%
To seek to provide long-term capital appreciation.	Small Cap Value Wellington Management Company LLP	[	]%	[	]%	[	]%	[	]%

INVESTMENT OBJECTIVE	PORTFOLIO AND SUBADVISER	CURRENT EXPENSES*		AVERAGE ANNUAL TOTAL RETURNS (as of [12/31/2021])
				1 YEAR		5 YEAR		10 YEAR
To seek to provide long-term growth of capital.	Small Company Value T. Rowe Price Associates, Inc.	[	]%	[	]%	[	]%	[	]%
To seek to provide a high level of current income.	Strategic Income Opportunities Manulife Investment Management (US) LLC	[	]%	[	]%	[	]%	[	]%
To seek to track the performance of the Bloomberg Barclays U.S. Aggregate Bond Index.**	Total Bond Market Manulife Investment Management (US) LLC	[	]%	[	]%	[	]%	[	]%
To seek to approximate the aggregate total return of a broad U.S. domestic equity market index.	Total Stock Market Index Manulife Investment Management (North America) Limited	[	]%	[	]%	[	]%	[	]%
To seek to provide a high level of current income consistent with the maintenance of liquidity and the preservation of capital.	Ultra Short Term Bond Manulife Investment Management (US) LLC	[	]%	[	]%	[	]%	[	]%

*	Current expenses are shown after being reduced by the effect of fee or expense waivers or reimbursements applicable to the following portfolios: [insert names of applicable portfolios]
**	The Barclays U.S. Aggregate Bond Index represents the U.S. investment grade bond market.
***	This portfolio is no longer accepting premium payments.

The current prospectus relating to the policy, and any applicable supplements thereto, are incorporated by reference into this summary prospectus.

EDGAR Contract Identifier No. C000215816